                                                FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-106838

             CORPORATE PROPERTY ASSOCIATES 16 - GLOBAL INCORPORATED
                       SUPPLEMENT DATED JANUARY 31, 2005
     TO PROSPECTUS DATED DECEMBER 6, 2004, AS SUPPLEMENTED JANUARY 26, 2005

     This Supplement is part of, and should be read in conjunction with, the Prospectus dated December 6, 2004, as supplemented January 26, 2005.

     As previously disclosed under "Conflicts of Interest," and separately by
W. P. Carey & Co., the Division of Enforcement of the Securities and Exchange Commission (referred to as the Enforcement Staff) is conducting an investigation into a public offering of shares of Corporate Property Associates 15 Incorporated, a REIT managed by W. P. Carey & Co., undertaken in 2002 and 2003. In connection with that investigation, in December 2004, Carey Financial Corporation, a wholly-owned subsidiary of W. P. Carey & Co. and the broker-dealer which manages the public offerings of shares of REITs managed by
W. P. Carey & Co., received a subpoena from the Enforcement Staff seeking information relating to (i) invoices for payment received by Carey Financial,
W. P. Carey & Co. and REITs managed by W. P. Carey & Co. from any broker-dealer, excluding for selling commissions and selected dealer fees, and (ii) payments made by Carey Financial, W. P. Carey & Co. and REITs managed by W. P. Carey & Co. to any broker-dealer, excluding selling commissions and selected dealer fees. W. P. Carey & Co. and Carey Financial have commenced providing information to the Enforcement Staff in response to the subpoena and are cooperating with the Enforcement Staff. It cannot be determined at this time what action, if any, the Enforcement Staff will pursue or what relief or remedies the Enforcement Staff may seek. There can be no assurance that the effect of the investigation by the Enforcement Staff and any action, relief, or remedies sought by the Enforcement Staff would not be material.